Exhibit 14

VIROPRO, INC.

CODE OF BUSINESS CONDUCT

FOR DIRECTORS, OFFICERS AND EMPLOYEES

Dear Directors, Officers and Employees of Viropro, Inc.:

We have always placed a premium on the integrity of our company, and its directors, officers and employees, and we believe that our values have contributed to the good reputation we enjoy among customers, suppliers, community and other constituencies. Fundamental to our values are requirements of law.

Because of our commitment to a strong set of values and principles, the Board of Directors of Viropro, Inc. (the “Company”) has adopted a written Code of Business Conduct (the “Code”), which follows this letter. Maintaining our reputation includes adhering to the Code. By following our Code we can maintain the Company as a good workplace for our employees, a good provider of products and services for our customers, a good investment for our stockholders and a good citizen in our communities.

The Company’s Code provides the essential guidelines for you to understand your responsibilities, including your obligation to comply with the law and to advise management of any concern you have as to whether any aspect of the Code or law has been or may be violated.  This function is essential for us to maintain our values, our integrity and our reputation.

Very truly yours,
Rajiv Datar
President and Chief Executive Officer

SECTION I
HOW TO OBTAIN GUIDANCE ON A COMPLIANCE ISSUE OR
TO REPORT A CONCERN

This Code is applicable to each director, officer and employee of Viropro, Inc. and its subsidiaries. It is the responsibility of all persons covered by this Code to know and comply with its provisions. In addition, each manager and supervisor is responsible for ensuring that his or her employees know, understand, and comply with company policies, the Code of Business Conduct (the “Code”) and all applicable laws and regulations. If you have a concern that may indicate a violation has occurred or may occur, you are expected to report the concern promptly to your supervisor. Should you feel uncomfortable discussing a concern with your supervisor, you should bring the matter to the attention of any officer of the Company or the Human Resources Specialist.

We will protect the anonymity (to the extent practical) of any person who reports suspected misconduct. It is our policy that every person who acts in good faith in reporting possible violations of the Code will be free from reprisal, retribution or negative consequences in their employment as a result of such reporting. In the event of a resulting internal investigation, you will be kept informed of its outcome as is practicable under the circumstances.

Violation of this Code may result in disciplinary action, including, but not limited to, warning, suspension or termination of employment. Violations may include noncompliance with the Company policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who reports a reasonably suspected violation of this Code or other misconduct. Additional provisions for reporting certain violations are contained in Section XXI (regarding conduct of persons with financial reporting responsibility).

SECTION II
INTRODUCTION TO THE VIROPRO, INC.
CODE OF BUSINESS CONDUCT

This Code does not provide an answer to all questions, or spell out the appropriate reaction for every situation that may arise; it is only a general guide by which we expect directors, officers and employees to conduct business on behalf of the Company. You may need to refer to other policies or procedures for further guidance on appropriate action. When the proper course of action is unclear, or if you are uncertain about an action’s propriety, you should consult with your supervisor. The Company’s Board of Directors and officers have the responsibility to provide corporate oversight to an overall program implementing this policy. All covered persons are required to read, understand, and follow the Code. The Company will maintain a record that the Code of Conduct was provided to you. You may be asked periodically to affirm your understanding of the Company’s policies, including updated versions of policies. A copy of this Code and future revisions will be made available to all present and future directors, officers and employees. The policies are subject to continual modification to reflect our changing needs and the changing environment in which we operate.

SUMMARY OF POLICIES

Compliance with Antitrust, Securities and Other Laws
These policies establish our intent to comply with all laws and regulations, including all antitrust and securities laws; this also covers your treatment of nonpublic or insider information that investors might consider significant.

Conflicts of Interest
You and your “immediate family” must avoid any action that creates, or appears to create, a conflict between their own interests and the interests of the Company. When a policy refers to “you” or “indirectly” it should also be read to include (1) immediate family members (spouse, children, parents, brothers, and sisters), or (2) an estate or trust of which the covered person or a family member is a beneficiary or trustee.

Confidential Information
You are prohibited from disclosing certain business, market sensitive, or any other proprietary information to those who do not “need to know”.

Equal Employment Opportunity
This details our policy to affirmatively recruit, retain, and promote employees without regard to race, sex, age, disability, ethnic origin, religion, or other protected status. No form of discrimination or harassment will be tolerated.

Fraud, Theft, Payments, Kickbacks or Similar Conduct
You may not engage in any scheme to defraud anyone out of money, property, or honest services. Also prohibited are theft, fraud and embezzlement. Further prohibited are the receipt of fees, loans, or other payments resulting from transactions involving the Company or its subsidiaries and affiliates. No covered person will provide or accept kickbacks, including those in the form of currencies, services, other assets or reductions of personal debts. Any exceptions to this policy must receive the explicit approval of the CEO.

Gifts and Gratuities
You should not routinely give or receive gifts whose value is more than $100. Gifts in excess of this level should be reasonable as compared to the business standards of the industry, and disclosed if the appropriateness of the gift is in doubt.

Safeguarding Company
The existence and integrity of all Company assets must be protected. Financial reports must be accurate and reliable. Covered persons are prohibited from using Company property or funds for personal use or benefit. This prohibition does not extend to incidental use of Company property (such as copy machines and faxes) when such use is rare and does not interfere with Company business.

Records Retention
The Company creates and receives numerous documents in the course of its business. In order to protect the Company’s interests, it is essential that the Company’s business records be  appropriately handled, including appropriate storage and safeguarding of records that the Company needs to retain and appropriate procedures for disposition of records consistent with applicable legal requirements and the business needs of the Company. Directors, Officers and employees shall observe the requirements of any specific Records Retention Procedure issued by the Company.

Corporate Opportunity
Directors, officers and employees are prohibited from diverting business opportunities discovered in the normal performance of one’s duties away from the Company.

Software Acquisition, Protection and Distribution
Any operating unit or support function that internally develops software must ensure that appropriate intellectual property rights (copyrights, patents) are obtained and secured. This software must also be identified, accounted for, controlled and documented.

Drug Free Workplace
The unlawful possession, manufacture, use, dispensation or distribution of controlled substances in the workplace, or at any place where a covered person could be construed to be a representative of the Company or any subsidiary or affiliate is strictly prohibited.

Environmental Health and Safety
It is our policy to establish and manage a safe and healthy environment and to comply with environmental health and safety laws. Other Employment Full time employees of the Company are not encouraged to be employed by third parties. However, such employment is not prohibited when it does not interfere with employment the Company or its subsidiaries and when such employment does not present a conflict of interest.

Responding to inquiries from the Press and Others
Inquiries regarding corporate matters from the media, shareholders and the financial community and other corporate matters are to be referred to the CEO, Vice President and Treasurer or Vice President and Controller. Responses to “official” requests by law enforcement and any legal inquiries should be directed to the CEO.

Political Activity
This policy outlines the manner in which employees may participate in federal, state and local political processes.

Financial Code of Ethics
Persons with responsibilities related to the Company’s financial reporting are required to comply with certain specific requirements.

Discipline and Violation Reporting
Non-compliance with our policies can result in discipline, including but not limited to warnings, suspensions or termination of employment. Employees are expected to report as described in this Code of Conduct any reasonably suspected violations for internal investigation and action.

SECTION III
THE ANTITRUST LAWS AND FAIR COMPETITION

It is our policy to compete vigorously, aggressively and fairly without any anticompetitive understandings or agreements with our competitors, suppliers, dealers and/or customers. You are expected to understand the antitrust laws and regulations that apply to your job or function and to act in accordance with those laws and regulations. Antitrust law can be very complex.  Actions which may violate the antitrust laws include:

•	Suggesting a product or commodity must be resold (at retail when purchased at wholesale) at or within any particular price or range;

•	Limiting where, to, or by whom something can be sold or marketed;

•	Providing differing information about a request for quotation/proposal to competing bidders;

•
Participating in actions by any trade association or other industry group regarding membership restrictions, data collection, or sharing of information about prices, pricing policies, marketing expansion, cut-back plans, costs, earnings, credit or billing practices, business practices of competitors, customers or suppliers or desired governmental actions. If you are present at a meeting or informal gathering when these discussions start, leave and report the incident.

Other Considerations:

•
You should avoid discussions or agreements with competitors (even informal ones) regarding prices, terms or conditions of sales, credit or billings practices, costs, profits (or profit margins), market shares, bids, requests for proposals, intent to bid (or not to bid) for a particular customer business, intent to do business (or not) with particular suppliers or territories, or plans to build or expand existing capacity;

•
You should maintain our independence of judgment in the pricing, marketing, purchasing and selling of all products and services. Avoid inaccurate or misleading statements about competitors, suppliers, customers or their offerings. We succeed by offering competitively priced, quality products and services, not by attempting to prevent anyone from entering a market, or by disparaging any competitor, supplier or customer or trying to “put them out of business.” Our purchasing decisions are based on fair and objective criteria, not on whether a supplier agrees to use our goods and services. Do not suggest to suppliers that purchasing decisions depend on the supplier’s use of our goods or services or that failing to do business with a subsidiary or affiliate could jeopardize business with the parent company.

For a more detailed explanation of the principal federal and state antitrust laws, a compliance review of various business practices, and a summary of antitrust penalties and sanctions, please contact a Company Officer.

SECTION IV
INSIDE INFORMATION, INSIDER TRADING AND RELATED MATTERS

As a publicly traded company, the Company is concerned about protecting against potential abuses by directors, employees and other individuals who know important information about the Company and its activities that is not otherwise publicly known.

In the normal course of business, some directors, officers and employees may have access to information about the Company and its activities before it becomes public knowledge. Until it is released to the public, this knowledge is considered “inside” information and must be kept confidential. Federal securities laws are designed to protect the public by preventing anyone with access to inside information from exploiting this knowledge. Acting on this information for personal gain or releasing it to anyone else prior to its effective disclosure to the general public is in violation of federal law and Company policy.

The following guidelines are intended to help in complying with the rules regarding inside information:

•	Inside information shall be shared only with persons inside or outside the Company whose jobs require them to have the information.

•	The Company has standard procedures for the release of material information outside the Company. No such disclosure shall be made without following those procedures strictly.

•
A director or employee shall not buy or sell Company stock, or other Company securities, or direct someone else to buy or sell if he/she has knowledge or material inside information that has not been made public.

•
A director, officers or employee who learns of material nonpublic information about a company with which the Company does business (including customers and suppliers), shall not trade in such company’s securities until the information becomes public or is no longer material.

For a more detailed explanation of the Company’s Insider Trading Policy, please contact a Company officer for a copy of any policy statements or other written guidance on insider trading and confidentiality.

SECTION V
CONFLICTS OF INTEREST

You may not engage in any activity, or become involved in any arrangement, directly or indirectly, which will conflict or may be reasonably viewed as conflicting, with your responsibilities to the Company. This includes the use of the Company’s name, information, or goodwill for your personal gain or that of others. A conflict of interest may arise from your involvement, or another person acting on your behalf, in certain business or personal activities that may currently, or potentially conflict with your duties at the Company.

Members of the Company’s Board of Directors are expected to disclose to their fellow directors any personal interest they have in a transaction upon which the board takes action and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company.

A conflict may exist regardless of your intent. If you believe that you are, or may become, involved in a conflict of interest, you should address the issue promptly.

To avoid such situations, directors, officers and employees must:

•
Select and deal with suppliers, customers and other persons doing or seeking to do business with the Company in a completely fair and objective manner without favor or preference based upon personal financial considerations.

•
Not engage in any direct financial, managerial, or other relationship with any supplier, customer, competitor, or regulatory agency that could give rise to an actual or potential conflict of interest or an appearance of a conflict of interest. Engage, directly or indirectly, in any association, influence, or activity (whether for profit or not), that might impair or appear to impair the ability to make objective and fair decisions on behalf of the Company, or that might not otherwise be in the best interest of the Company. This includes, for example, directly or indirectly engaging in competitive activities, diverting a business opportunity from the Company, or improperly using or disclosing Confidential Information as defined in Section VI.

•
Not accept from or give to any supplier, customer, or competitor any gift or entertainment except as permitted under the section entitled “Gifts”. Not do business with a close relative or business entity with which the employee or a relative is associated, except where such dealings are on arms-length terms, have been fully disclosed to the Corporate Compliance Officer, and have been given specific written approval.

•
Not directly or indirectly own a substantial financial interest in any firm or corporation which is a competitor of or which does or seeks to do business with the Company. Stock ownership of less than 1% in companies traded on a national securities exchange is not considered to be a conflict of interest, nor is any other ownership if it is less than 5% of the employee’s total assets or 10% of his or her net worth.

You must not directly or indirectly deprive the Company of a business opportunity discovered in the course of performing your duties, including diversion of a business opportunity to your own or someone else’s account.

Regular full-time employees of the Company are not encouraged to work at other employment. Employees who choose to work at another job must not allow that employment to have any negative impact on their performance at the Company. Furthermore, you must not engage in any supplementary employment or activities that could cause embarrassment to, jeopardize the interest of, use proprietary information of, or interfere with, the operations of the Company.

Work performed for another employer by a regular, full-time employee of the Company or its subsidiaries must never be performed while on duty (including on call status), while wearing a Company uniform, or while using Company equipment or vehicles. Disclosure must be made of all investments, including the ownership of stock traded on the national security exchanges, which may be reasonably construed to create an actual or apparent conflict of interest. A conflict of interest disclosure form must be completed and returned to Human Resources at commencement of employment, annually if you previously disclosed a conflict of interest, or if you have reason to believe your actual or proposed activity may violate this policy.

SECTION VI
CONFIDENTIAL INFORMATION

You must not disclose trade secrets, customer lists, special methods of operation or any other information that is of value to our business.

“Confidential Information” is generally business or technical information not generally available to the employee population as a whole or to third parties, and which may have been developed or specifically acquired by the Company. It includes “market sensitive” material which could affect the decisions of current shareholders or potential investors. Information from employee personnel records or customer records is also confidential and protected by various privacy laws. Such information should only be provided with appropriate management approval.

SECTION VII
EQUAL EMPLOYMENT OPPORTUNITY

We value the diversity found in our employees, customers, suppliers and others. All covered persons are expected to conduct themselves in a manner that assures that customers, suppliers, and fellow covered persons are treated with respect, fairness and dignity. The Company will take affirmative action to affirmatively recruit, hire, train, evaluate, promote, assign, transfer, layoff, recall, or terminate qualified individuals without respect to age, sex, color, race, creed, national origin, religious persuasion, marital status, sexual orientation, political belief, disability, veteran or draft status. Any persons who have questions about this policy or who believe they have been subject to or witness conduct in violation of this policy should contact their immediate supervisor. If, for any reason, an employee is uncomfortable going to his or her immediate supervisor or is dissatisfied with his or her immediate supervisor’s response, the employee should go to the next level of management and through successive levels of management until comfortable or satisfied, up to the highest levels of management. Employees may also go directly to Human Resources.

The Company will promptly investigate any and all complaints about violations of this policy.

SECTION VIII
HARASSMENT FREE WORK ENVIRONMENT

We are strongly committed to the principle of fair employment, and as such it is our policy to provide employees a work environment that is free from all forms of discrimination, intimidation or harassment. In recognition of each person’s individual dignity, racial, ethnic, religious, sexual and other prohibited harassment of our employees will not be tolerated. This includes inappropriate verbal or physical conduct or otherwise creating an intimidating, offensive abusive or hostile work environment. If you have a question, concern or complaint of discrimination, including harassment, based on race, color, sex, religion, age, national origin, handicap or disability, veteran status, or other protected status, you are encouraged to bring the matter to the immediate attention of your supervisor. If you feel uncomfortable discussing an issue with your supervisor, or if you reasonably believe that your supervisor should be present during the first step of the resolution process, or that you cannot bring the matter to the attention of your supervisor or manager directly, contact your Human Resources representative or Corporate Human Resources directly for assistance. Refer to the Company’s Harassment Guideline in the
Employee Handbook for further information.

SECTION IX
EMPLOYEE PRIVACY

We try to respect each other’s privacy. At the same time, we need to ensure an efficient work environment. Employees should have no expectation that communications using the Company business tools are private in the workplace. The Company reserves the right to review your business tool usage, including without limitation voice mail, telephone, internet or e-mail, for any reason. Employees should be aware that there might be a time when the Company may search employee workspaces or property on the Company premises.

SECTION X
FRAUD, THEFT, PAYMENTS, KICKBACKS OR SIMILAR CONDUCT

No one may engage in any scheme to defraud anyone out of money, property or honest services. Any act that directly or indirectly involves theft, fraud, embezzlement, misappropriation or wrongful conversation of any property, including that of the Company or any of its employees, suppliers or customers, is expressly prohibited. No person shall make any false written or verbal statement involving any Company business or activity.

You may NOT accept personal commissions, fees, loans, or any other form of payment arising from any transaction or business activity directly or indirectly involving the Company without the prior approval of an Officer of the Company after fully disclosing all relevant facts relating to the transaction. No one will accept, provide, attempt to provide, or offer to provide a kickback to anyone for any reason.

These “payments” or kickbacks” may include, but may not be limited to: money, fees, commissions, loans, gratuities, lavish trips, entertainment, recreation, personal services, accommodations or any other form of value.

SECTION XI
FOREIGN TRANSACTIONS

We are committed to ethical business practices both at home and abroad. If you conduct business for the Company outside of the United States, you are expected to comply with all applicable laws and regulations governing such transactions.

The Foreign Corrupt Practices Act makes it a crime to directly or indirectly offer, promise to pay or pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts of decisions of such officials in order to obtain business or obtain any improper advantage. All covered persons must keep accurate and truthful records reflecting payments and transactions for all foreign and domestic business activities.

Various Federal laws govern trade between the United States and foreign countries and prohibit U.S. companies and their foreign subsidiaries from doing business with certain countries, agencies and individuals. Similar export control restrictions limit the export of certain goods, technology and software to certain countries or individuals. Various Federal laws and/or laws within a specific country may also require a license or permit in order to do business. As these laws and regulations vary by country and type of goods, employees engaged in business transactions outside of the U.S. should obtain advice prior to engaging in such activities.

It is illegal and against Company policy to cooperate in any way with boycotts between foreign countries not sanctioned by the U.S. Any written or oral requests for boycott support or boycott related information should be immediately reported.

SECTION XII
GIFTS AND GRATUITIES

Gifts and other forms of special benefits to or from customers, suppliers, or competitors, of the Company can raise ethical and legal questions that could embarrass or damage the Company; therefore, caution is required when dealing with such matters. You should not routinely give or receive gifts whose value is more than $100. Gifts in excess of this level should be reasonable as compared to the business standards of the industry. It is your responsibility to ensure that your acceptance of meals, refreshments, or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you. No gifts of money should ever be accepted. If you question the appropriateness of a gift, contact your supervisor, a Human Resource representative, or a Company Officer immediately as to the existence, nature and value of the gift.

SECTION XIII
SAFEGUARDING COMPANY ASSETS

The Company is strictly accountable for any funds and property entrusted to its care. You are not to use (without prior approval by a Company Officer), spend or dispose of Company funds, or property for personal use or benefit, or in a manner or for a cause that is unethical or illegal.

You are responsible for maintaining written records and expense reports in sufficient detail to completely, accurately and fairly reflect all transactions and expenditures made on behalf of the Company. These documents must be prepared on a timely basis. The falsification of any such documents with inaccurate or misleading data is prohibited.  Furthermore, you must accurately track and segregate any personal expenses that may be co-mingled with business expenses. This includes segregating personal phone charges incurred via office or cellular telephones, or Company sponsored credit cards.

SECTION XIV
RECORDS RETENTION

The Company creates and receives numerous documents in the course of its business. In order to protect the Company’s interests, it is essential that the Company’s business records be appropriately handled, including appropriate storage and safeguarding of records that the Company needs to retain, and appropriate procedures for disposition of records consistent with applicable legal requirements and the business needs of the Company. Documents include paper copies, other tangible media (such as slides) and electronic records such as e-mail and other records, data and documents maintained in databases.

All persons shall observe the requirements of any specific Records Retention Procedures issued by the Company.

The following general guidelines with respect to record retention shall be observed by all directors, officers and employees:

•	Important documents such as deeds, licenses, easements, franchises and other documents evidence property or other rights, shall be safeguarded and retained permanently unless otherwise specifically provided in any Records Retention
Procedure.

•	Documents subject to specific retention periods mandated by law (including, for example, tax records, employee files and safety records) shall be retained for the period required by law (and for any longer period specified in any Records
Retention Procedure).

•	Employees are not authorized to create documents and records on Company letterhead, forms, or otherwise on behalf of the Company, other than documents and records that such employees are required to create in connection with their duties.

•	Special requirements may apply to documents that relate to matters that are the subject of lawsuits or other disputes involving the Company. If you are in doubt as to the proper handling of a specific document, you should contact an officer of the Company for guidance.

SECTION XV
USE OF COMPUTER RESOURCES, INCLUDING SOFTWARE ACQUISITION
PROTECTION AND DISTRIBUTION

Software, whether purchased or internally developed, and the intellectual property rights represented by software are valuable Company assets and must be protected and managed in compliance with all software licensing requirements, restrictions and laws. Such licensing agreements may prohibit copying of distributing such software for Company or personal use.

Use of the business tools, including without limitation the Internet, Intranet or e-mail shall be generally limited to business purposes. Any use should not interfere with work duties or violate Company policies, including policies relating to gambling, pornography, chain letters and solicitation.

SECTION XVI
DRUG FREE WORKPLACE

Note: For purposes of this policy, “controlled substance” means any drug that is not legally obtainable, or for a drug that is legally obtainable over-the-counter or by prescription, a drug that is not used for the purpose for which it was intended or is being used in excessive dosages.

Unauthorized use, possession, dispensation, distribution, or manufacture of a controlled substance or alcohol in any Company facility, including parking lots, vehicles on our premises or in use for our business, or any customer or supplier’s facilities is strictly prohibited. Performing or attempting to perform any Company business, whether on our premises or not, while under the influence of any controlled substance or alcohol is also prohibited, and may result in disciplinary action, up to and including termination.

SECTION XVII
RESPONDING TO INQUIRIES FROM LAW ENFORCEMENT,
THE PRESS AND OTHERS

We have established policies for responding to inquiries from the press and from others legitimately seeking information about us. It is important that employees not attempt to answer such inquiries unless authorized to do so. Overall, our intention is to maintain a spirit of cooperation while always acting in the Company’s best interest. Therefore, all inquiries from the media regarding corporate matters such as shareholders and the financial community should be forwarded to the Company’s CEO, Treasurer or Controller. Any responses to “official” requests by law enforcement and all legal inquiries should be directed to a Company Officer.

SECTION XVIII
ENVIRONMENT, HEALTH AND SAFETY

It is our policy to provide a safe and healthy environment for our employees and visitors to its premises. To this end, you are expected to conduct operations in a manner that meets applicable environmental, health and safety laws and regulations. You are required to immediately report any and all accidents, injuries, occupational illness, unsafe conditions or practices to your supervisor.

SECTION XIX
POLITICAL ACTIVITY

Participation in the American political system is the right of every individual. We encourage our employees, as responsible citizens, to support candidates and ballot measures of their choice at all levels of government. The policies outlined below are not intended to discourage employees from individual political activity during their off-duty hours.

State and Federal laws generally prohibit corporations from participating in elections. Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elective office. To avoid any appearance of the Company making a direct or indirect corporate contribution to a candidate, an employee may not work on behalf of a federal candidate’s campaign during regular business hours, or at any time use the Company’s facilities or property for that purpose.

Under limited circumstance some states permit corporations to make contributions to candidates, political parties and ballot issues; however, such contributions are limited and strictly controlled. If made at all by the Company, such contributions will only be made by authorization of the Board of Directors.

SECTION XX
SPECIAL ETHICAL OBLIGATIONS FOR EMPLOYEES WITH
FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company’s financial organization is operated in a manner that assures honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with the applicable law. The President and Chief Executive Officer, the Controller, the Treasurer and other officers and employees who have responsibility with respect to the preparation of the Company’s financial reports (collectively, the “Financial Personnel”) are responsible for assuring that the Company’s public reports are complete, fair and understandable. Because of this special role, each of the Financial Personnel is bound by the following Financial Personnel Code of Ethics, as described in this Section XX (the “Financial Code of Ethics”) and by accepting this Code, each agrees to comply with the Financial Code of Ethics.

Honest and Ethical Conduct

The Financial Personnel will exhibit and promote within the Company’s financial organization, the highest standards of honesty and ethical conduct. The Financial Personnel shall establish and maintain appropriate policies and procedures that:

•
Encourage and reward professional integrity in all aspects of the financial organization. Factors inhibiting responsible behavior, such as coercion or conduct that could create fear of reprisal, shall be prohibited.

•
Prohibit and eliminate the appearance or occurrence of conflicts of interest between the interests of the Company and the interests of members of the Company’s financial organization, including Financial Personnel.

•	Provide a mechanism for members of the financial organization to inform senior management of deviations in practice from the Company’s policies and procedures.

•	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

Financial Records and Periodic Reports

The Financial Personnel will establish and manage the Company’s financial accounting and reporting systems and procedures to ensure that:

•      Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (“GAAP”) and established Company financial policies.

•	The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

•
The Company’s financial disclosures and periodic reports are full, fair, accurate, timely and understandable and comply with all applicable laws. Accordingly, the Financial Personnel shall ensure that any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings is properly taken into account in connection with the preparation and approval of such public filings.

Compliance with Laws, Rules and Regulations

The Company is committed to conducting our business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. The Financial Personnel must comply with applicable laws and create a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns. Financial Personnel will establish and maintain mechanisms to:

•	Educate members of the finance organization about federal, state and local statutes and regulations that affect the operation of the finance organization and the enterprise generally.

•	Monitor the compliance of the finance organization with such statutes and regulations.

•	Identify, report and correct in a swift and complete manner, any failures to comply with such statutes and regulations.

Reporting Responsibilities

The Financial Personnel shall promptly report to the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The Financial Personnel shall promptly report to the Audit Committee any information he or she may have concerning any violation of the Code of Business Conduct or the Financial Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the
Company’s financial reporting, disclosures or internal controls.

The Financial Personnel shall promptly report to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any Company employee or agent, or of violation of the Code of Business Conduct or of the Financial Code of Ethics.

Compliance

Violations of the Financial Code of Ethics, including the failure to report violations by others, will be viewed as a severe disciplinary matter. The Audit Committee shall recommend to the Board of Directors sanctions to be imposed by the Board in the event of violations of the Code by Financial Personnel. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Financial Code of Ethics. Such sanctions shall be determined based on the circumstances, and may include written notices to the individual involved that the Board has determined that there has been a violation, demotion or reassignment of the individual involved, suspension with or without pay or benefits, and termination of the individual’s employment.

In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

If you believe that a violation of the Financial Code of Ethics has occurred, please contact the Corporate Compliance Officer. You may also contact the Audit Committee of the Board of Directors. Your call will remain anonymous.

SECTION XXI
OTHER POLICIES AND PROCEDURES INFORMATION

In certain cases, your position and responsibilities may require further guidance in certain areas of expected conduct. Accordingly, you may need to consult additional sources containing policies and procedures, such as through a Company Officer, Human Resources, or the responsible department or business unit.

SECTION XXII
BUSINESS CONDUCT COMPLIANCE OFFICERS

The Board of Directors has reviewed and approved this Code of Conduct. Company Officers are responsible for the following (and will regularly report on their status to the
Audit Committee):

•	Audit compliance with the Code;

•	Dealings with legal counsel and others in investigating suspected violations of the Code or law;

•	Work with the Company’s outside counsel to assist outside counsel in reporting violations to appropriate governmental authorities;

•	Establish and monitor programs to train employees about the Code and other compliance and ethics issues;

•	Deal with issues submitted to it; and

•	Oversee the updating and supplementing of the Code.

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SECTION XXIII
WAIVERS OF THE CODE AND FINANCIAL CODE OF ETHICS

Changes to and waivers of the requirements of the Code of Business Conduct, as it applies to directors and officers, or the Financial Code of Ethics may only be granted by the Board of Directors and will be granted only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of the Code of Business Conduct and the Financial Code of Ethics will be promptly disclosed as required under applicable law and regulations.

Signature and Acknowledgment:

I have read and agree to abide by the above Code of Business Conduct.

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Name
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Date